                                                                      EXHIBIT 15


                     UNAUDITED INTERIM FINANCIAL INFORMATION





November 22, 2002




PNM Resources, Inc.
Alvarado Square
Albuquerque, New Mexico 87158


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PNM Resources, Inc. and subsidiaries for the three and six-month periods ended June 30, 2002 and the three and nine-month periods ended September 30, 2002 as indicated in our reports dated August 2, 2002 and October 29, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska